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                                                                     Exhibit 3.2

                 CERTIFICATE OF THE VOTING POWERS, DESIGNATIONS,
                 PREFERENCES, RIGHTS, QUALIFICATION, LIMITATIONS
                AND RESTRICTIONS OF THE SERIES A PREFERRED STOCK

                                       OF

                           THE NATIONAL REGISTRY INC.

                             ----------------------

                         Pursuant to Section 151 of the
                           General Corporation Law of
                              the State of Delaware

      The National Registry Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the following resolution was duly adopted by the sole member of the Board of Directors of the Corporation on April 28, 1992:

      RESOLVED that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation of the corporation, the Board of Directors hereby fixes and determines the voting rights, designations, preferences, qualifications, privileges, limitations, options and other rights of the Series A Preferred Stock of the Corporation as follows:

      1. Voting Rights. The holders of Series A Preferred stock shall not be entitled to vote on any matters submitted to the stockholder of the Corporation, except as required by applicable law.

      2. Liquidation. Upon the dissolution and liquidation of the Corporation and prior to the distribution of any assets of the Corporation to the holders of Common Stock or any series of Preferred Stock other than the Series A Preferred Stock, the assets remaining after the payment of all debts and liabilities of the Corporation shall be distributed to the holders of the Series A Preferred Stock, to the extent available, in an amount equal to $100.00 per share (the "Liquidation Preference"), but if the funds available therefore are insufficient, then to the holders of Series A Preferred Stock on a pro-rata basis. The Liquidation Preference shall be paid to the holders of Series A Preferred Stock before the holders of any other series of Preferred Stock or the holders of Common Stock are entitled to receive any payment or distribution of cash, securities or other property with respect to such shares following the dissolution or liquidation of the Corporation.


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Notwithstanding the foregoing, the amounts to which the holders of Series A
Preferred Stock shall be entitled shall be equitably adjusted to take account of any stock splits, stock dividends, recapitalizations, reorganizations or other transactions affecting the shares of capital stock of the Corporation effected without the receipt of consideration by the Corporation.

      3. Conversion Rights. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series A Preferred Stock may be converted upon the election of a holder thereof into Common Stock of the Corporation at any time following the issuance thereof; provided, however, that all of the shares of Series A Preferred Stock outstanding on the later of (i) the date as of which the cumulative gross revenues (as determined in accordance with generally accepted accounting principles) reported by the Corporation following the Original Issue Date (as hereinafter defined) exceed $15,000,000 and (ii) April 28, 1994 shall automatically be converted as of such date into Common Stock of the Corporation as provided herein. In addition, in the event that the Corporation sells shares of Common stock in a public offering commencing on or after January 1, 1993, holders of Series A Preferred Stock will be entitled to convert in the aggregate that number of shares of Series A Preferred Stock which upon conversion would result in the issuance of up to 10% of the number of shares of Common Stock sold in such public offering. The Corporation shall provide each holder of Series A Preferred Stock with thirty
(30) days' prior written notice of its intention to sell Common Stock in such a public offering which notice shall state the total number of shares of Common Stock to be sold in the public offering and the number of shares of Series A Preferred Stock, or fraction thereof, each holder of Series A Preferred Stock shall be entitled to convert into Common Stock. Series A Preferred Shares may be converted at the office of the Corporation or any transfer agent for such stock, into such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing $100.00 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the "Conversion Price") shall initially be One and Two-Thirds Dollars per share of Common Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

            (b) Mechanics of Conversion.

                  (i) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common


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Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business son the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which even the person(s) entitled to receive the common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

            (c) Adjustments to Conversion Price for Certain Diluting Issues

                  (i) Special Definitions. For purposes of this subsection (c), the following definitions apply:

                        (1) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                        (2) "Original Issue Date" shall mean April 28, 1992.

                        (3) "Convertible Securities" shall mean any evidence of indebtedness, shares (other than Common Stock), any series of Preferred stock (other than Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                        (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to subsection (c)(iii), deemed to be issued) by the Corporation


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after the Original Issue Date, other than shares of Common Stock issued or issuable:

                              (a) upon conversion of shares of Series A
Preferred Stock;

                              (b) to officers, directors or employees of, or
consultants to, the Corporation pursuant to stock option or stock purchase plans or agreement on terms approved by the Board of Directors;

                              (c) as dividend or distribution on Series A
Preferred Stock;

                              (d) for which adjustment of the Conversion Price
is made pursuant to subsection 3(c)(iv) below;

                              (e) upon exercise of a stock purchase warrant
issued to Cogent Systems, Inc. ("Cogent") exercisable into up to 150,000 shares of Common Stock; or

                              (f) to Cogent in an amount not to exceed 150,000
shares of Common Stock in connection with the execution of a license agreement.

                        (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for Series A Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to subsection 3(c)(v) hereof) for an Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Series A Preferred Stock in effect on the date of, and immediately prior to, such issue.

                        (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case


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Additional Shares of Common Stock shall be deemed to have been issued;

                  (1) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                  (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease in proportion to its affect on such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock);

                  (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed s if in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefore was the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange.

                  (4) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.


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                        (iv) Adjustment of Conversion Price Conversion Issuance
of Additional Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection (c)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall, be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase shares of stock or Convertible Securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities solely as a result of the adjustment of the respective Conversion prices (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

                        (vi) Determination of Consideration. For purposes of this subsection (c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                              (1) Cash and Property. Such consideration shall:

                                    (a) Insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Corporation excluding amounts paid for accrued interest or accrued dividends;

                                    (b) Insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of


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receipt of such property, as determined in good faith by the Board; and

                              (c) In the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses A. and B. above, as determined in good faith by the Board of Directors of the Corporation.

                        (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 3(c)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                              (a) The total amount, if any, received or
receivable by the Corporation as consideration for the issuance of such options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities by

                              (b) The maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                  (d) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for Series A Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that his Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in any amount of shares equal


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to the maximum number of shares issuable upon exercise of such rights to acquire
Common Stock.

                  (e) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in subsection (d) above, the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been titled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before the change.

                  (f) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this subsection 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                  (g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this subsection 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustments and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments (ii) the Conversion Price for the Series A Preferred stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

                  (h) Notice of Record Date. In the event that the Corporation shall propose at any time; (i) to declare


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any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation where the Corporation is not the surviving corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock;

                              (1) at least twenty (20) days' prior written
notice of the record date for such dividend, distribution or subscription rights (and specifying the date upon which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) an d(iv) above; and

                              (2) in the case of the matters referred to in
(iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                  (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all time reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient o effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect he conversion of all then outstanding shares of Series A Preferred stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


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      IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by J. Anthony Forstmann, President, and attested to by James P. Mitchell, Secretary, this 28th day of April, 1992.


                                                           /s/
                                              ----------------------------------
                                              J. Anthony Forstmann
                                              President

ATTEST:

               /s/
-----------------------------------
James P. Mitchell


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